Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Richard Baron	Brett Maas
eResearchTechnology, Inc.	Hayden Communications
215-282-5566	646-536-7331
eResearchTechnology Reports First Quarter 2007 Results
Reports Revenue of $21.1 Million, Earnings per Share of $0.04, and New Bookings of Nearly $30 million
PHILADELPHIA, PA May 3, 2007 /PRNewswire-FirstCall/ — eResearchTechnology, Inc. (NASDAQ: ERES — News; “eRT” or “the Company”), a leading provider of centralized ECG and eClinical technology and services to the pharmaceutical, biotechnology, medical device and related industries, announced today results for the quarter ended March 31, 2007.
The Company reported revenues of $21.1 million for the first quarter of 2007, an increase of 5.8% sequentially from the prior quarter’s revenue of $19.9 million. This compares to $21.4 million in revenue reported for the first quarter of 2006. In both the first quarter of 2007 and the fourth quarter of 2006, eRT reported net income of $2.2 million and $0.04 per diluted share . This compares to net income of $1.9 million, or $0.04 per diluted share, reported for the first quarter of 2006. On an after-tax basis, excluding expenses associated with the efficiency improvements announced in February 2007, the Company’s net income and earnings per diluted share would have been $2.7 million and $0.05, respectively. After adjusting the first quarter of 2006 for contract dispute settlement expense and management transition costs, the Company’s net income and earnings per diluted share would have been $2.6 million and $0.05, respectively. The operating margin in the first quarter of 2007 was 14.7% (17.9% excluding the efficiency improvement expenses). This compares to 15.8% in the fourth quarter of 2006 and 13.2% (18.4% excluding settlement and management transition charges) for the first quarter of 2006. The Company’s tax rate for the first quarter of 2007 was 38.4% compared to 40.1% in the first quarter of 2006.
eRT ended the quarter with $62.5 million in cash, cash equivalents and investments, an increase of $4.7 million from $57.8 million at the end of the fourth quarter of 2006 predominately due to net cash provided by operations.
“The industry is benefiting from an increasing focus on Thorough ECG trials and eClinical, as well as the trend toward more centralized collection of digital ECGs in routine trials. This stems from the continued high emphasis on cardiac safety in the industry. eRT is seeing this increased focus benefit our pipeline of new business,” commented Dr Michael McKelvey, President and CEO of eRT. “We remain positive on the outlook for the outsourcing of clinical trials as evidenced by improved growth rates throughout the CRO industry. We believe we are well-positioned to take advantage of these positive industry trends due to our strong ongoing relationships with pharmaceutical and biotechnology sponsors and our key strategic partners, such as CROs and clinical pharmacology units.”

Highlights of the first quarter included:
•	The Company signed $29.7 million in new contracts and work orders;

•	The Company entered into seven new Thorough ECG study agreements valued at approximately $4.4 million in the quarter;

•	The Company reported a backlog of $101.5 million as of March 31, 2007, an increase of $5.1 million from December 31, 2006. This represents a 20% annualized increase from December 31, 2006. The annualized cancellation rate was 15%.

•	The Company initiated the use of a new version of our state-of-the-art cardiac safety system, EXPeRT® 2; and

•	The Company initiated the eRT Consulting Practice which will concentrate on providing industry-leading cardiac safety consultative services to our clients. The Company is offering this service as both a stand-alone service as well as integrated with eRT’s full suite of cardiac safety services.
Dr. McKelvey continued, “Internally, we remain focused on managing our expenses and driving operational leverage to improve our profitability as we grow our revenues. During the quarter, we successfully launched our EXPeRT® 2 operating system and eRT Consulting Practice, improved our internal operational environment, initiated our enhanced investment in our eClinical suite, expanded our international sales activities and implemented the program of cost efficiencies announced in February. Although these initiatives have just been introduced, and will take some time to work through, we are already seeing improvements in our gross, operating and net margins and enhanced leverage on our selling, general and administrative expenses. We have much work to do in these areas, but I commend the entire eRT team on its dedication to improving the organization’s efficiency, ultimately providing enhanced stockholder value while maintaining the high levels of quality and value we provide our sponsors.”
2007 Guidance
The Company issued guidance for the second quarter of 2007. eRT expects to report revenues of between $23.0 million and $25.0 million and net income of $0.05 to $0.07 per diluted share for the second quarter ending June 30, 2007. For the full year 2007, the Company is reiterating its previously issued guidance for revenue of between $95 million and $103 million and earnings per diluted share of $0.25 to $0.30.
Dr. McKelvey and Richard Baron, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 4:30 p.m. EST on May 3, 2007. Interested participants should call 800-811-0667 when calling within the United States or 913-981-4901 when calling internationally. There will be a playback available until June 3, 2007. To listen to the playback, please call 888-203-1112 when calling within the United States or 719-457-0820 when calling internationally. Please use pass code 5042035 for the replay.
This call is being webcast by ViaVid Broadcasting and can be accessed at eRT’s web site at http://www.eRT.com. The webcast may also be accessed at ViaVid’s website at http://viavid.net/dce.aspx?sid=00003E11. The webcast can be accessed until June 3, 2007 on either site.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2007 financial guidance, involve a number of risks and uncertainties such as the Company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2006	2007
Net revenues:
Licenses	$638	$782
Services	14,725	13,968
Site support	6,036	6,334

Total net revenues	21,399	21,084

Costs of revenues:
Cost of licenses	76	66
Cost of services	6,156	6,790
Cost of site support	4,153	4,195

Total costs of revenues	10,385	11,051

Gross margin	11,014	10,033

Operating expenses:
Selling and marketing	3,038	2,538
General and administrative	3,839	3,469
Research and development	1,314	925

Total operating expenses	8,191	6,932

Operating income	2,823	3,101
Other income, net	390	550

Income before income taxes	3,213	3,651
Income tax provision	1,289	1,403

Net income	$1,924	$2,248

Basic net income per share	$0.04	$0.04

Diluted net income per share	$0.04	$0.04

Shares used to calculate basic net income per share	49,102	50,198

Shares used to calculate diluted net income per share	51,685	51,431

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2006	March 31, 2007
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,497	$18,345
Short-term investments	41,416	43,203
Accounts receivable, net	17,866	16,217
Prepaid income taxes	2,819	1,499
Prepaid expenses and other	2,761	3,439
Deferred income taxes	912	912

Total current assets	81,271	83,615

Property and equipment, net	31,129	33,649
Goodwill	1,212	1,212
Long-term investments	928	932
Other assets	524	530

Total assets	$115,064	$119,938

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,360	$2,153
Accrued expenses	3,445	3,528
Income taxes payable	781	781
Current portion of capital lease obligations	40	2,831
Deferred revenues	11,325	10,931

Total current liabilities	19,951	20,224

Capital lease obligations, excluding current portion	—	778
Deferred tax liabilities	1,491	1,574

Total liabilities	21,442	22,576

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 58,356,546 and 58,576,225 shares issued, respectively	584	586
Additional paid-in capital	83,493	84,962
Accumulated other comprehensive income	1,510	1,531
Retained earnings	70,225	72,473
Treasury stock, 8,247,119 shares at cost	(62,190)	(62,190)

Total stockholders’ equity	93,622	97,362

Total liabilities and stockholders’ equity	$115,064	$119,938

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2006	2007
Operating activities:
Net income	$1,924	$2,248
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,819	3,215
Cost of sale of equipment	420	383
Non-cash share-based compensation	730	483
Changes in operating assets and liabilities:
Accounts receivable	301	1,654
Prepaid expenses and other	(1,171)	(681)
Accounts payable	607	(2,209)
Accrued expenses	(1,030)	84
Income taxes	(2,070)	1,395
Deferred revenues	(2,135)	(398)

Net cash provided by operating activities	395	6,174

Investing activities:
Purchases of property and equipment	(4,923)	(2,490)
Purchases of investments	(7,436)	(26,633)
Proceeds from sales of investments	4,266	24,842

Net cash used in investing activities	(8,093)	(4,281)

Financing activities:
Repayment of capital lease obligations	(37)	(40)
Proceeds from exercise of stock options	1,099	879
Stock option income tax benefit	1,493	109
Repurchase of common stock for treasury	(5,803)	—

Net cash (used in) provided by financing activities	(3,248)	948

Effect of exchange rate changes on cash	32	7

Net (decrease) increase in cash and cash equivalents	(10,914)	2,848
Cash and cash equivalents, beginning of period	18,432	15,497

Cash and cash equivalents, end of period	$7,518	$18,345

eResearch Technology, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information
For the Three Months Ended March 31, 2006 and 2007
(in thousands)
(unaudited)

	2006	2007
Gross margin:
GAAP gross margin	$11,014	$10,033
	—	—

Non-GAAP income gross margin	$11,014	$10,033

Reconciliation of GAAP to Non-GAAP operating income:
GAAP operating income	$2,823	$3,101

Cost of efficiency improvements	—	676
CEO and CFO transition	469	—
Settlement of contract dispute	646	—

Subtotal of reconciling items	1,115	676

Non-GAAP operating income	$3,938	$3,777

Reconciliation of GAAP to Non-GAAP net income and net income per diluted share:
GAAP net income	$1,924	$2,248

Cost of efficiency improvements	—	416
CEO and CFO transition	281	—
Settlement of contract dispute	390	—

Subtotal of reconciling items	671	416

Non-GAAP net income	$2,595	$2,664

GAAP net income per diluted share	$0.04	$0.04

Non-GAAP net income per diluted share	$0.05	$0.05